Contacts:  Lawrence Sondike (201) 912-2050
                                                 Peter Langerman  (201) 912-2048

  FRANKLIN MUTUAL ADVISERS' BOARD NOMINEE RECEIVES PROXY CONTEST ENDORSEMENT
              FROM LEADING, INDEPENDENT SHAREHOLDER ADVISORY FIRM

      Short Hills, NJ (May 6, 1997) - Franklin Mutual Advisers, Inc. ("Franklin Mutual") announced today that Institutional Shareholder Services (ISS) has recommended that its clients vote to support Franklin Mutual's nominee, Martin
L. Solomon, for election to the Board of Directors of Telephone and Data Systems, Inc. (AMEX: TDS) in opposition to management's nominee. TDS shareholders will vote on this issue at its Annual Meeting of Shareholders currently scheduled for Friday, May 16.

      Institutional Shareholder Services, based in Bethesda, Maryland, is a longstanding advisor on proxy contests, corporate governance and related issues to many major institutional shareholders.

      ISS's recommendation stated: "Despite management's claim that it has increased value in the company, (TDS) shareholders have not seen any appreciation in their stock price over the past several years. We agree. . . that the Common Share Group shareholders should have a director who represents their interests. While only one Common Share Group director candidate will be elected at this Annual Meeting, we believe the shareholders, and not management, should be able to nominate that candidate. This is especially important given management's ownership of only one percent of the common stock, and the fact that the Carlson family can currently elect eight of the 11 board members."

      Lawrence Sondike, Senior Vice President of Franklin Mutual, commented, "We are of course pleased that ISS's independent recommendation matches our own views on this issue. We encourage TDS shareholders to vote for Martin Solomon as their individual voice on the TDS Board of Directors dedicated to enhancing value for all TDS shareholders."

      Franklin Mutual is an investment advisor registered under the Investment Advisers Act of 1940. Its offices are located in Short Hills, NJ. Franklin Mutual's assets under management exceed 22 billion dollars, primarily held by funds comprising Franklin Mutual Series Fund Inc.

                                TDS SHAREHOLDERS

                      VOTE FOR A TRULY INDEPENDENT DIRECTOR

                              VOTE TO ENHANCE VALUE

                                                                     May 7, 1997

Dear Fellow TDS Shareholder:

      Franklin Mutual Advisers, Inc. ("Franklin Mutual") is seeking your support to elect one nominee to the eleven member Board of Directors of Telephone and Data Systems, Inc. ("TDS"). We strongly believe that our nominee, Martin L. Solomon, will hold the Company more accountable to all of its shareholders and will devote himself to increasing the value of your investment in TDS.

      We are not alone in our views. Franklin Mutual has received the endorsement of Institutional Shareholder Services, a leading, independent advisor on proxy contests, corporate governance and related issues. ISS, in the exercise of its impartial judgement, has recommended that its clients vote to support Martin Solomon for election to the Board of TDS in opposition to management's nominee. We urge you to support our efforts to bring a qualified, independent voice to the Board by signing, dating and promptly mailing your BLUE proxy card.

      Franklin Mutual manages more than $22 billion on behalf of over 600,000 investors. Our investors have entrusted us with their money. In turn, Franklin Mutual, and other TDS stockholders like yourself, have entrusted the Carlson-controlled Board to create shareholder value. Because of their failure to create value, our trust is waning.

      The management of TDS wants you to believe that their record is excellent. They also want you to believe that our focus is short-term. The fact is that nothing could be further from the truth. What the Carlsons conveniently fail to tell you is that your TDS stock is currently trading below its level of eight years ago. Eight years is a long time in anyone's book to wait for TDS to generate positive shareholder returns. And, as you are painfully aware, TDS' performance over the past few years has been similarly dismal, notwithstanding a great bull market. Don't just take our word for it, you be the judge:


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

                            TDS Stock Versus S&P 500
                       Performance from 10/31/94 to 5/6/97

                       Return Without Dividends Reinvested


                              [LINE GRAPH OMITTED]

                               LOOK AT THE FACTS

     The TDS Board and management seem willing to say anything in their efforts to keep Mr. Solomon off their Board. What are they afraid of? Surely they can't object to his independence, financial expertise or commitment to building shareholder value. Take a closer look at the facts:

TDS management wants you to believe    THE FACT IS: The dividend yield on your
that shareholders have been rewarded   TDS stock is a paltry 1.1%, and the
by increasing dividends.               recent annual dividend increases touted
                                       by the Carlsons have amounted to only
                                       2 cents per share.

TDS management wants you to believe    THE FACT IS: This complicated structure,
that its current capital structure is  in our view, has led to your TDS stock
designed to achieve substantial        trading at a huge discount to its
efficiencies.                          underlying value. In fact, an
                                       independent securities analyst has
                                       recently estimated TDS' private market
                                       value at more than twice the current
                                       price of the stock.

TDS management wants you to believe    THE FACT IS: TDS has issued millions of
that it is building value.             shares to make dilutive acquisitions at
                                       discounts totaling hundreds of millions
                                       of dollars to the Company's intrinsic
                                       value. Just recently, your Board
                                       announced yet another new acquisition
                                       using severely undervalued TDS stock.
                                       Ask yourself if this policy


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

                                       makes sense. We think you will agree -
                                       the answer is a resounding No.

TDS management wants you to believe    THE FACT IS: The growth cited by TDS
that the Company's record is           would have been far higher had TDS'
excellent, citing growth in            Board of Directors avoided its highly-
operating cash flow per share and      dilutive acquisition policy. We believe
earnings per share as proof.           that this policy has destroyed
                                       shareholder value and is a primary reason why the value of your investment has fared so poorly.

TDS management wants you to believe    THE FACT IS: The number of TDS shares
that its stock buy-back program has    outstanding on March 31, 1997 was
retired a meaningful number of         actually greater than on December 31,
shares.                                1996.

TDS management wants you to believe    THE FACT IS: The TDS Board consists of
that the Carlson-dominated Board       4 Carlsons; 4 Company employees; 2
represents the interests of all        directors who have direct or indirect fee
shareholders.                          arrangements with TDS (one owning only
                                       1,152 TDS shares and the other, despite
                                       29 years on the Board, owning NO shares);
                                       and one unaffiliated director who owns
                                       NO shares of TDS stock. In contrast, our independent nominee, Martin Solomon, already owns 10,000 shares of TDS stock.

TDS management wants you to believe  THE FACT IS: The Board's most critical
the Boards of Directors' most        need is for a truly independent director
pressing need is for an individual   whose business acumen and financial
with consumer marketing skills.      expertise will help unlock value for all
                                     shareholders. That director should
                                     be Martin Solomon.






                           ACT NOW TO MAXIMIZE VALUE

     Franklin Mutual has the same interest as you - to see the Company's value maximized for the benefit of all shareholders. To do so, it is imperative that TDS have a stronger, more independent Board of Directors that will work to recognize the substantial values inherent in the Company's businesses.

     Martin Solomon's election will send a strong message to the Board that shareholders are dissatisfied with the Company's performance. Mr. Solomon's career as an analyst, portfolio manager, and owner and director of businesses has given him the understanding of what creates value for owners and how to realize it. Mr. Solomon will be your voice, dedicated to maximizing value for all TDS owners.

     Support the election of Martin Solomon as a Class I director of TDS - as your voice on the TDS Board. Remember his nomination has been supported by ISS - a leading, independent advisory firm which stated "...the Common Share Group shareholders should have a director who represents their interests." That individual is Martin Solomon. Please sign, date and mail you BLUE proxy card promptly. Your vote is important and time is short, so please act today.

     We are committed to acting in the best interests of all TDS shareholders and to seeing the value of our investment - and yours - enchanced. Thank you for your support.


                                                        Sincerely,


-----------------------------  -----------------------------  -----------------
Lawrence N. Sondike            Peter A. Langerman             Martin L. Solomon
Senior Vice President          Senior Vice President          Private Investor
Franklin Mutual Advisers, Inc. Franklin Mutual Advisers, Inc.



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                                   IMPORTANT

1. Be sure to vote on the BLUE proxy card. Vote "FOR" the FMAI nominee. We urge you not to sign any proxy card which is sent to you by Telephone & Data. Remember, each properly executed proxy you submit revokes all prior proxies.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him/her to vote on the BLUE proxy card "FOR" the FMAI nominee. You should also return your FMAI proxy by mail once received.

3. If you have any questions or need assistance in voting your shares, please contact:

                              D.F.KING & CO., INC.

                           1-800-207-3158 (toll-free)

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